EXHIBIT 11


Computation of Earnings Per Share for the Quarter and Six Months Ended June 30, 1999 and 1998:

(In thousands, except per share amounts)
                                                 Quarter Ended June 30,        Six Months Ended June 30,
                                                    1999         1998              1999          1998
                                                    ----         ----              ----          ----
Net income*
                                                  $ 4,636        $ 3,875        $ 8,905        $ 7,120

Earnings per common share:
     Basic                                        $   .37        $   .31        $   .70        $   .56
     Diluted                                      $   .35        $   .29        $   .67        $   .53
Shares outstanding (average):
     Common shares                                 14,091         13,717         14,063         13,665
     Treasury shares                               (1,423)        (1,028)        (1,354)        (1,001)
                                                  -------        -------        -------        -------
Common shares-basic (average)                      12,668         12,689         12,709         12,664

Options:  common equivalents                          610            677            624            708
Warrants: common equivalents                           20             18             19             19
                                                  -------        -------        -------        -------
Common shares-diluted (average)                    13,298         13,384         13,352         13,391
                                                  =======        =======        =======        =======

*Note: The Company did not have any outstanding preferred stock for the periods ending June 30, 1998 and 1999.